Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

DRILLING COMMENCES AT THE CENTURY GOLD PROJECT

Melbourne, Australia – October 4, 2011 - Aurum, Inc (“Aurum”) (AURM:OTCBB) is pleased to announce the commencement of drilling at the Century Gold Project in the Lao P.D.R (Laos).

Century is located approximately 70km north west of the capital city Vientiane on the highly prospective Loei-Luang Prabang fold belt, a prominent, regionally mineralized belt, which stretches from Thailand in the south, to Laos in the north.  Full details, including maps, have been reported in a Form 8-K filed with the Securities Exchange Commission simultaneously with this press release which is available on Aurum’s website www.aurminc.net.

Aurum’s exploration activities during the first half of 2011 have focused on the Nam Hone prospect area, within the south west quadrant of the Century tenement, and have included detailed geological mapping and rock-chip sampling, a 200m x 50m auger sampling geochemical program, and an Induced Polarization (IP) geophysical survey.  While the field work is ongoing to complete coverage over the entire 6 km x 2km Nam Hone anomaly, interpretation and modelling of initial data generated over the core of the prospect area has highlighted an encouraging target area the company believes is ready to be drill tested.  Of particular interest is a continuous and consistent high-grade (up to 24.5 g/t Au in surface rock chip samples) silica-pyrite-hematite unit observed in surface mapping and sampling.

The IP geophysical model indicates a sizeable chargeability anomaly at depth which strongly correlates with this high-grade zone at surface. To intersect this target area and test the geological model the company has planned an initial 2000m diamond drilling program utilizing 1 multi-purpose rig.  Also of keen interest to the company is to complete detailed structural logging of the oriented diamond holes.  Collection of this data is considered critical to improve the overall understanding of the deposit geology and controls on mineralization. Positive results and improved deposit models resulting from this initial drilling program, coupled with additional data being generated from the ongoing mapping, geochemical sampling, and geophysical survey work will form the basis for further drilling programs as exploration work ramps up in the upcoming dry season.

About Aurum

Aurum, Inc. is an exploration stage company focussed on gold and copper mineral exploration and development in the Lao P.D.R.  In January 2011 Aurum entered into an agreement with Argonaut Resources NL, an Australian listed corporation (“Argonaut”), to earn a 51% interest in Argonaut’s 70% held Century Concession (“Century”) in western Laos. Argonaut, through a wholly owned subsidiary, holds a 70% interest in Argonaut Resources (Laos) Co. Ltd. (“ARL”) which holds a 100% interest in the 223 square kilometer (55,105 acres) Century concession in Laos.

Under the terms of the agreement, Aurum is the manager of the Century Thrust Joint Venture Agreement (“JVA”) which currently exists between Argonaut and two other parties, and has the right to earn a 51% beneficial interest in the Century concession.   In order to acquire this interest, Aurum must spend US$6.5 million on exploration within five years.  The five year period includes an initial one year assessment period.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Joseph Gutnick	Craig Michael
Executive Chairman	Chief Executive Officer
Aurum, Inc.	Aurum, Inc.
Tel: +613 8532 2800	Tel: +613 8532 2800
Fax: +613 8532 2805	Fax: +613 8532 2805
E-mail: josephg@axisc.com.au	E-mail: craigm@axisc.com.au